RESEARCH AGREEMENT

THIS AGREEMENT, effective as of the 1st day of October 2023, is between NANOVIBRONIX, INC., a for-profit New York corporation ("Sponsor") and the REGENTS OF THE UNIVERSITY OF MICHIGAN, a non-profit educational institution of the State of Michigan ("University"). Sponsor and University are sometimes referred to herein individually as a "Party" and collectively as "the Parties."

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to University and to Sponsor, will further the instructional and research objectives of University in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for both Sponsor and University through inventions, improvements, or discoveries; and

WHEREAS, Sponsor understands and accepts that research by its nature is to explore, examine, and test ideas, hypothesis and/or theories and the outcome of a research effort is inherently uncertain.

NOW, THEREFORE, in consideration of the above assumptions and the promises and mutual covenants below, the Parties agree to the following:

ARTICLE 1 - DEFINITIONS

1.1 "Project" means the research project described in Exhibit A, and incorporated herein, under the direction of Dr. Lona Mody as Principal Investigator.

1.2 "Contract Period" is from October 1, 2023 through March 31, 2027, unless earlier terminated pursuant to this Agreement.

ARTICLE 2 - RESEARCH WORK

2.1 University and Sponsor will use reasonable efforts to perform the Project substantially in accordance with the terms and conditions of this Agreement.

2.2 The Project will begin with a pilot study the purpose of which is to reduce the possibility of a failed clinical study and prevent wasted time, effort, and funding by examining feasibilities of all the design, methodology, statistical considerations and organization of the main clinical research study comprising the Project (the "Pilot"). The Pilot is described in more detail in Exhibit B attached hereto and incorporated herein by reference. Notwithstanding anything to the contrary in this Agreement, if the Pilot does not commence on or before February 1, 2024, then Sponsor may terminate this Agreement to be effective immediately upon delivery by Sponsor of written notice to University, and University will promptly refund to Sponsor the entire Pilot Fee (as defined below). If the Pilot has not been completed and the results delivered to Sponsor in writing on or

before July 1, 2024, then Sponsor and University will promptly discuss and agree upon a modified delivery date, provided however that Sponsor retains the right to terminate this Agreement pursuant to Article 8. If the Pilot has commenced and been completed (and results delivered) on a timely basis, but Sponsor determines in its sole discretion (after mutual discussion with the University) that the results of the Pilot do not justify a continuation of the Project, then Sponsor may terminate this Agreement to be effective immediately upon delivery by Sponsor of written notice to University.

2.3 In the event that the Principal Investigator becomes unable or unwilling to continue the Pilot, and a mutually acceptable substitute is not available within thirty (30) days of such event, University or Sponsor has the option to terminate the Project, in which event University will promptly repay to Sponsor the unexpended portion of the Pilot Fee. In the event that the Principal Investigator becomes unable or unwilling to continue the Project after timely delivery of the Pilot, and a mutually acceptable substitute is not available, University or Sponsor has the option to terminate the Project, in which event University will promptly repay to Sponsor any unexpended portion of the Project Fee as of the date of termination.

2.4 If this Agreement is terminated pursuant to Section 2.2 or Section 2.3 above, then Sponsor shall have no liability on account of such termination to University or any third party with whom University has contracted in connection with the Pilot or the Project such as postdoctoral associates or recipients of fellowships, and Sponsor shall own and have the right to use in any manner that Sponsor deems appropriate all materials that incorporate data and information, including reports, that are generated and/or prepared by University and provided to Sponsor in the performance or partial performance of the Pilot, all of which will be made available to Sponsor promptly following termination. Furthermore, notwithstanding anything to the contrary in this Agreement, if the Pilot has commenced and been completed (and results delivered) on a timely basis, but University determines in its sole discretion (after mutual discussion with Sponsor) that the results of the Pilot do not justify a continuation of the Project, then University may terminate this Agreement to be effective immediately upon delivery by University of written notice to Sponsor, and University shall have no liability on account of such termination to Sponsor, and Sponsor shall own and have the right to use in any manner that Sponsor deems appropriate all materials that incorporate data and information, including reports that are generated and/or prepared by University and provided to Sponsor in the performance of the Pilot, all of which will be made available to Sponsor promptly following termination.

ARTICLE 3 - REPORTS AND CONFERENCES

3.1 University will provide written program reports to Sponsor within 10 days after the end of each calendar quarter or portion thereof during the Contract Period. The University will submit a final report at the conclusion of the Contract Period. Sponsor shall own and have the right to use in any manner that Sponsor deems appropriate all such reports.

3.2 During the Contract Period, representatives of the University will meet with representatives of Sponsor to discuss the progress and results as well as ongoing plans, or changes in the Project (each such meeting, a "Project Conference"). University will arrange for Project Conferences to be held within ten (10) days of any written request by Sponsor for such a meeting, and will arrange

for additional Project Conferences on a regular basis during the Contract Period at such times and places mutually agreed upon.

ARTICLE 4 - COSTS, BILLINGS, AND OTHER SUPPORT

4.1 Total costs to Sponsor of the Pilot (including the cost of any equipment purchased by University for purposes of the Pilot) shall be the firm fixed fee of Eighty Two Thousand Fifty One Dollars ($82,051) (the "Pilot Fee") which is inclusive of any indirect costs. University shall issue Sponsor an invoice for the Pilot Fee within thirty (30) days of the full execution of this Agreement and said invoice will be payable within thirty (30) days of Sponsor's receipt thereof.

4.2 Total costs to Sponsor of the Project (including the cost of any equipment purchased by University for purposes of the Project) shall be the firm fixed fee of Three Million One Hundred Twenty-seven Thousand Two Hundred and Sixty Five Dollars ($3,127,265) (the "Project Fee"). Payment of the Project Fee will be made by Sponsor in installments based on the achievement to the satisfaction of Sponsor of certain Project milestones as described in Exhibit C and within 30 days of receipt of an invoice accompanied by written certification from the Principal Investigator and acceptable to Sponsor that the applicable milestone has been achieved. Notice of any dispute regarding the charges in an invoice must be provided in accordance with Article 15 and include a description of the item(s) in dispute and a reasonably detailed explanation of the reason for the dispute.

4.2 University will not use any portion of the Pilot Fee or Project Fee to purchase equipment without Sponsor' prior written consent, not to be unreasonably withheld or delayed. University will retain title to any equipment purchased with Project Fee provided by Sponsor under this Agreement.

4.3 If Sponsor terminates the Project before its completion for any reason other than a termination permitted by Section 2.2, 2.3, or 8.2, then Sponsor will pay all reasonable direct costs and non-cancelable obligations reasonably accrued by University as of the date of termination for which University has not already received payment as part of Pilot Fee or Project Fee already paid by Sponsor as of the date of termination, such as the unpaid portion of any non-cancelable obligations that were included in the budget of the Project from inception and would have been paid from the Project Fee if not for early termination (i.e., non-cancelable contracts and fellowships or postdoctoral associate appointments for which the University would not have been obligated but for the Project); provided, however, that University will affirmatively seek to mitigate Sponsor's obligation to make any such payment by actively seeking to redeploy Project-related personnel in other compensation-generating activities and not permit such personnel to remain idle. Any obligation of Sponsor for fellowships or postdoctoral associates end no later than the end of University's academic year during which termination occurs.

ARTICLE 5 - PUBLICITY

Sponsor will not use the name of University, nor of any member of University's Project staff, in any advertising, news release or other promotional activity without the prior written approval of an authorized representative of University. University will not use the name of Sponsor, nor any

employee of Sponsor, in any advertising or other promotional activity without the prior written approval of Sponsor. Both Parties retain the right to disclose the existence of this Agreement, the identity of the Parties, or the nature and scope of the Project.

ARTICLE 6 - PUBLICATIONS

6.1 Subject to Section 3.1 above, Articles 7 and 14 below, and the following terms, the University has the right to publish, publicly present, or otherwise make available to the public the results, analysis, and methods relating to the Project (a "Disclosure of Results"). The University will notify Sponsor at least forty five (45) days in advance of the earlier of either (a) the submission to a third party, such as a journal, of a proposed publication or public presentation that would include a Disclosure of Results or (b) other public Disclosure of the Results, and furnish a copy of the content therein which Sponsor shall treat as Confidential Information until the time of publication.

6.2 If Sponsor reasonably concludes that a Disclosure of Results contains Confidential Information disclosed pursuant to Article 14, then Sponsor has the right to object in writing to the Disclosure of the Results within twenty (20) days after the University furnishes such description. If Sponsor makes a timely objection then University will comply with Sponsor's reasonable request to delete such Confidential Information.

ARTICLE 7 – RIGHTS IN INFORMATION

Sponsor shall have the right to use in any manner that Sponsor deems appropriate data and information generated and/or prepared by University in connection with its performance or partial performance of this Agreement and provided to Sponsor in performance of this Agreement and shall own reports that are prepared by University and provided to Sponsor in the performance of the Pilot and the Project.

ARTICLE 8 – TERM AND TERMINATION

8.1 This Agreement is effective upon the date first written above and continues in effect for the full duration of the Contract Period. The Parties may extend the term of this Agreement for additional periods under mutually agreeable terms and conditions which the Parties reduce to writing and sign. Either Party may terminate this agreement upon ninety days prior written notice to the other.

8.2 If either Party breaches or defaults on any of the terms or conditions of this Agreement, and fails to remedy the default or breach within thirty (30) days after receipt of written notice of it from the other Party, the Party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other Party. The termination shall be effective as of the date of the receipt of the notice.

8.3 Subject to Section 4.3 above, no termination of this Agreement, however effectuated, shall release the Parties from their rights and obligations accrued pursuant to this Agreement prior to the effective date of termination.

8.4 If this Agreement is terminated by University pursuant to Section 8.1 or by Sponsor pursuant to Section 2.2 or Section 8.2, then University will promptly repay to Sponsor any portion of the Project Fee in excess of actual costs incurred by University in the performance of the Project as of the date of termination.

ARTICLE 9 – INDEPENDENT CONTRACTOR

9.1 Under this Agreement the University's relation to Sponsor is solely that of an independent contractor and neither Party's employees are entitled to any benefits applicable to employees of the other;

9.2 Neither Party is authorized or empowered to act as agent for the other for any purpose and may not on behalf of the other enter into any contract, warranty or representation on any matter. Neither shall be bound by the acts or conduct of the other.

ARTICLE 10 – INSURANCE AND INDEMNIFICATION

10.1 University warrants and represents that University has adequate liability insurance applicable to officers, employees, and agents while acting within the scope of their employment by University. University liability insurance policies do not extend protection to any other person.

10.2 To the extent permitted by law, each Party assumes all risks of personal injury and property damage attributable to the negligent acts or omissions of its own officers, employees, agents, and representatives (including fellows and postdoctoral associate appointments).

10.3 Sponsor understands that the University is an educational institution created under Article 8, Section 5 of the State of Michigan Constitution of 1963. The University, as a state institution, has strict limitations imposed upon its use of assets and consequently the University does not and cannot pay for any claims against Sponsor brought by third parties related to this Agreement except to the extent that Sponsor successfully challenges such limitation in court and succeeds in obtaining a court order to that effect.

ARTICLE 11 – GOVERNING LAW

This Agreement shall be governed and construed in accordance with the laws of the State of Michigan and any applicable U.S. federal law without regard for principles of choice of law.

ARTICLE 12 – ASSIGNMENT

12.1 Except as provided in Section 12.2, this Agreement may not be assigned by either Party without the prior written consent of the other.

12.2 This Agreement is assignable to any division of Sponsor, any majority stockholder of Sponsor, any legally controlled subsidiary of Sponsor, or any third party that acquires all or

substantially all of Sponsor's equity or assets and assumes this Agreement in connection therewith. In such event, Sponsor shall provide University with reasonable written notice of such assignment.

ARTICLE 13 – AGREEMENT MODIFICATION

Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and signed by authorized representatives of the Parties hereto.

ARTICLE 14 – CONFIDENTIALITY

14.1 Each Party agrees to use confidential or proprietary information and data acquired from the other party and identified as confidential or proprietary at the time of disclosure, and if disclosed orally or in other intangible form, is confirmed in writing to receiving Party within twenty (20) business days of disclosure ("Confidential Information") only in performing the services of this Agreement and not to disclose to any third party or otherwise use any Confidential Information during the Contract Period and for two (2) years thereafter. Notwithstanding the foregoing, failure to meet the marking or reduction to writing requirements herein shall not be deemed as a designation of non-confidentiality if a reasonable person would understand the information to be confidential given the nature of the information or the manner of disclosure and shall be treated as such by the receiving Party to the extent permitted by law or policy.

14.2 The obligation to protect Confidential Information shall not apply to any information that (a) is already available without restriction to the general public, (b) becomes available without restriction to the general public through no act or omission of the receiving Party in breach of this Agreement, (c) is independently obtained by the receiving Party without being subject to any known confidentiality obligation, (d) is required to be disclosed by the receiving Party pursuant to applicable governmental or regulatory disclosure requirements, or as reasonably required in order to comply with the due diligence requirements of any prospective investors (provided that such investors agree to be governed by reasonable non-disclosure provisions), or (e) is required to be disclosed by the receiving Party in order to comply with any subpoena or other mandatory legal process or requirement. Prior to disclosing any information pursuant to clause (e) above, the receiving Party shall provide (if legally permitted under the circumstances) the disclosing Party with prompt prior written notice of such request or requirement so that the disclosing Party may seek a protective order or other legal protection of such disclosure.

14.3 . The receiving Party expressly acknowledges and agrees that all Confidential Information is and shall remain the sole and exclusive property of the disclosing Party, and that the disclosing Party shall be the sole owner of all patents, copyrights and other intellectual property rights related thereto. This Agreement shall not be deemed to grant or convey to the receiving Party any license or other right to any Confidential Information. The receiving Party shall deliver to the disclosing Party all manifestations in any manner or media (including, but not limited to, all copies and other reproductions and recordings) of Confidential Information upon written request by the disclosing Party.

ARTICLE 15 - NOTICES

Any notice to either Party must be in writing, signed by the Party giving it, and served to the addresses below (or to such other addressee as may be later designated by written notice) by personal delivery, recognized overnight courier service with package tracking, or by the United States mail, first-class, certified or registered, postage prepaid, return receipt requested. All notices are effective when received or within three days of sending, whichever occurs first.

If to Sponsor:

NanoVibronix Inc.
525 Executive Boulevard
Elmsford, NY 10523
Attn: Brian Murphy

If to University:

University of Michigan
Office of Research and Sponsored Projects
3003 S. State St., First Floor
Ann Arbor, MI 48109-1274
Attn: 23-PAF06091

ARTICLE 16 – SEVERABILITY

The terms of this Agreement are severable. If any term or provision is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of the provisions shall continue to be valid and enforceable.

ARTICLE 17 – WAIVER

Unless a specific time limitation is specified, no delay or omission by either Party to exercise any right or remedy under this Agreement shall be construed to be either acquiescence or the waiver of the ability to exercise any right or remedy in the future.

ARTICLE 18 – NO THIRD PARTY RIGHTS

Nothing in this Agreement shall be construed as creating or giving rise to any rights in third parties or persons other than the named Parties to this Agreement.

ARTICLE 19 – EXECUTION

The Parties acknowledge and agree that this Agreement has been mutually discussed, negotiated, drafted by the Parties and no provision may be interpreted adversely to a Party as a presumed drafter. This Agreement may be signed and delivered in one or more identical counterparts via electronic signature (such as EchoSign or DocuSign), facsimile, or e-mail (PDF format) transmission, each of which will be deemed to be an original, and which, taken together, are deemed to constitute one and the same Agreement.

ARTICLE 20 – SURVIVABILITY

Provisions surviving termination or expiration of this Agreement are those which on their face affect rights and obligations after termination or expiration, including provisions concerning indemnification, confidentiality, warranty and choice of law and venue.

AGREED TO:

NANOVIBRONIX, INC.	THE REGENTS OF THE UNIVERSITY OF MICHIGAN
By DocuSigned by: Brian Murphy AAEDB8A084B0486...	By Peter J. Gerard 11/06/2023
Typed Name Brian Murphy	Typed Name Peter J. Gerard
Title CEO	Title Asst. Director-Contract Admin.

EXHIBIT A
PROJECT DESCRIPTION

[redacted]

EXHIBIT B
PILOT DESCRIPTION

NANOVIBRONIX, INC

Clinical Research Protocol (US-2023-01)

UROSHIELD® PILOT STUDY

Pilot Study Proposal

TITLE	Pilot Study - Evaluation of Quality-of-Life Improvements using UroShield® for Patients Living in Long Term Care Facilities with Indwelling Urinary Catheters
SPONSOR	NanoVibronix, Inc.
FUNDING ORGANIZATION	NanoVibronix, Inc.
NUMBER OF SITES	LTC facilities located in Michigan
RATIONALE	The proposed pilot study is a small-scale study conducted in preparation for the PRO study. The purpose of a pilot study is to increase the likelihood of a successful future PRO study by exploring the efficiency, internal validity and fundamentally, the delivery of the proposed trial.
STUDY DESIGN	This clinical study will include up to 20 patients with urinary catheters living in nursing homes in the Michigan area. The Pilot Study will conform to the identical administrative, ethical and regulatory considerations of the Full Study as outlined in Exhibit A Clinical Research Protocol (US-2023-01) UROSHIELD® PRO STUDY.
PRIMARY OBJECTIVE	The primary objective of the Pilot study is to test key elements of the PRO study, including recruitment and retention strategies, intervention delivery, laboratory testing, data collection methods and adherence to the study protocol.
SECONDARY OBJECTIVES	The secondary objective is to assess the clinical efficacy in the treatment group as measured by reduction in incidents of symptomatic CAUTI and catheter blockages that typically result in catheter replacements and hence causing additional discomfort to the patient.
NUMBER OF PARTICIPANTS	Total: 20 Participants (10 in each arm) Each Center: Where possible, equal participants in the treatment group and in the control group at each centre.
PARTICIPANT SELECTION	Inclusion Criteria: a) Male or female aged 18+ years of age, on the day the informed

CRITERIA	consent form is signed. b) Participants with a diagnosis of short-term or long-term continence requiring urinary catheter to void their bladder and who meet the inclusion and exclusion criteria will be eligible for participation in this study. It is anticipated that the majority of participants will be long-term catheter users. c) Provide written informed consent (and assent when applicable) obtained from participant or participant's legal representative and ability for participant to comply with the requirements of the study. d) Patient and/or caregiver must be accessible and willing to comply with all study procedures and be available for the duration of the study. e) Patient should not have received any antibiotics or should not have been treated for catheter related infections or injuries within the past 10-days prior to start of study period. <u>Exclusion Criteria</u>: f) Pregnant or breastfeeding women. g) Presence of a condition or abnormality that in the opinion of the Investigator would compromise the safety of the patient or the quality of the data. h) Participants who are presently using special urinary catheters (e.g., anti-microbial coated, or a 3-way urinary catheter, condom catheters, nephrostomy tubes, wicking devices). i) Participation in another drug or device study within 30 days of screening visit. j) Conditions that may severely compromise their ability to complete the study. k) h) Physician/Investigator determines that the patient needs to be treated for catheter related infection or injury at the time of study enrollment or at some time during the study period.
TEST PRODUCT AND METHOD OF ADMINISTRATION	UroShield® – Active Treatment Device (i.e., ultrasound energy is being produced by actuator) attached to the urinary catheter.
CONTROL PRODUCT AND METHOD OF ADMINISTRATION	UroShield® – Placebo Control Device (i.e., no ultrasound energy being produced by the actuator) attached to the urinary catheter. Both active and control devices are identical in look, weight, feel and sound.
DURATION OF PARTICIPANT PARTICIPATION AND DURATION OF STUDY	Participants will be on the study for a minimum of 30 days which will include the next scheduled catheter change. **Screening:** up to 7 days **Treatment:** Minimum 30 days to include the next scheduled catheter change. (participants will receive either an active treatment or placebo control UroShield® device attached to a urinary catheter).

E

CONCOMMITANT MEDICATIONS	The study does not require the participants to be on any kind of medications during the study period.
EFFICACY EVALUATIONS	
PRIMARY OBJECTIVE	a) Recruitment and retention strategy b) Delivery of the intervention delivery to the patient c) Laboratory collection and examination process d) Data collection e) Adherence to the study protocol. f) Treatment is for 30-day or until the patients' scheduled catheter change.
SECONDARY OBJECTIVE	a) Collect data on number of symptomatic UTIs that meet the criteria for symptomatic urinary tract infection (SUTI) definition. b) Counts of UTI causing bacteria will be determined using a 1mL aliquot of fresh urine at the catheter change at the end of the study period. It will be used in bacteriological culture analysis to determine the relative cell counts using CHROMagar (presumptive pathogen identification) and Columbia blood agar (total aerobic counts). **c)** The catheters in place before the beginning of the study will be removed and two inches of the distal end that was in the bladder will be cut off and placed in a sterile container and frozen. A Leica SPE confocal laser scanning microscope will be used for the surface analytical visualization and characterization of bacteria and encrustation on the catheter. **d)** The catheters in place at the end of the study which have had the UroShield® device attached will be removed and two inches of the distal end that was in the bladder will be cut off and placed in a sterile container and frozen. A Leica SPE confocal laser scanning microscope will be used for the surface analytical visualization and characterization of bacteria and encrustation on the catheter.
OTHER EVALUATIONS	N/A
SAFETY EVALUATIONS	Safety evaluations will consist of vigilant recording of any serious adverse events. The primary safety end point would include an analysis at and above CTCAE Grade 2 and above.
PLANNED INTERIM ANALYSES	N/A
STATISTICS **Primary and Secondary Endpoints Analysis Plan**	The efficacy analysis will be performed. Descriptive statistics (e.g., arithmetic mean, standard deviation, frequency, etc.) for continuous and discrete variables, and graphical displays (e.g., tabulations, stem and leaf plots, etc.) of efficacy assessments will be generated,

	as appropriate.
Rationale for Number of Participants	Proposed Pilot study of UroShield® – Numbers agreed by UMICH and NanoVibronix

1 EVALUATIONS BY VISIT FOR THE PILOT STUDY

1.1 Visit 1 (Day 0 – Beginning of Pilot Study Period

a) Review the informed consent, inclusion/exclusion criteria and other study details with the participant (participant's legal representative) and obtain written informed consent and HIPAA authorization and assent, if appropriate.

b) Symptomatic CAUTI screening (symptoms of dysuria, suprapubic discomfort or pain, flank pain, fever, blood in urine). Additionally, for SCI patients, increased spasticity, increased autonomic dysreflexia, self-reported fever, back/suprapubic pain). Reference should be made to employing the revised McGeer and Loeb criteria separately for their respective intended purposes.

c) If based on the clinical judgment of the supervising physician, a symptomatic CAUTI is suspected, a urine dip and urine culture will be done as per standard clinical practice at the facility. The decision to treat a suspected CAUTI will be determined by the supervising provider. Patient may return for Day 0 visit >7 days later.

d) Assign the participant a unique screening number.

e) Record demographics data.

f) Record medical history, including a history of catheter related problems, diagnosis date, and prior catheter related treatments.

g) Record number of known instances of being treated for UTI with an antibiotic within the past 12 months. number of known instances of Blockages within the last 12 months.

h) Record concomitant medications.

i) Perform and record vital signs.

j) The device will be applied to the newly inserted catheter or attached to an existing catheter if it has only been inserted in the last 10 days. 25mL of sterile urine will be collected from the new catheter.

k) Training will be provided to the clinical team on the placement of the UroShield® device for each patient, and the documentation that needs to be completed by the clinical team responsible for the care of the patient will be provided.

l) Initiate participant/patient documentation by showing what information to enter and the necessary details to record.

m) Provide QoL questionnaire and explain the requirement for scheduled follow-up discussions with the participant for Visit 2 in 7 days.

1.2 **Visit 2 (Day 6-8)**

a) Record any Adverse Experiences and/or Review participant documentation for adverse experiences and dosing compliance.

b) Concomitant medications review.

c) Determine if there have been any symptomatic UTIs over the past 7 days. If yes, follow instructions provided in 1.1 (c) above. Patient may continue in the study following treatment.

d) Confirm that the participant or clinical team have been completing the required documentation (according to the instructions provided).

e) Confirm the QoL questionnaire has been completed for the week or fill this out during the visit.

f) Record any other comments made by the participant either regarding the urinary catheter or UroShield® in the CRF.

g) Schedule follow-up with participant for Visit 3.

1.3 Visit 3 (Day 21 - 23 Follow-up)

a) Record any Adverse Experiences and/or Review participant documentation for adverse experiences and dosing compliance.
b) Concomitant medications review.
c) Determine if there have been any symptomatic UTIs over the past 7 days. If yes, follow instructions provided in 1.1 (c) above. Patient may continue in the study following treatment.
d) Confirm that the participant or clinical team have been completing the required documentation (according to the instructions provided).
e) Confirm the QoL questionnaire has been completed for the week or fill this out during the visit.
f) Record any other comments made by the participant either regarding the urinary catheter or UroShield® in the CRF.
g) Schedule follow-up with participant for Visit 4.

1.4 Visit 4 (Day 30 or after the scheduled catheter change - Follow up)

a) Record any Adverse Experiences and/or Review participant diary for adverse experiences and dosing compliance.

b) Concomitant medications review.

h) Determine if there have been any symptomatic UTIs over the past 7 days. If yes, follow instructions provided in 1.1 (c) above. Patient may continue in the study following treatment.

c) Confirm that the participant or clinical team have been completing the required documentation (according to the instructions provided). Record any other comments made by the participant either regarding the urinary catheter or UroShield® in the CRF.

d) Collect patient/participant documentation.

e) Catheter changed as per standard clinical practice and UroShield® actuator not attached to the new catheter as pilot study has ended.

f) At the time of removal of the catheter cultures will be taken to establish the final total bacterial counts, UTI causing bacterial counts and for DNA extraction and microbiome analysis. The resulting sequences will be then analyzed to determine relative bacterial compositions in the urine.

g) The catheter in place at the end of the 30 days or at the time of the participant's scheduled catheter change will be removed (coinciding with the normal catheter change interval), and two inches of the end that was in the bladder will be cut off and placed in a sterile container and frozen.

End of Pilot Study

The conclusion of the pilot study after 30 days or after the final catheter change will mark the end of the participant's involvement in the study. At this point the participant, together with clinical staff, will agree to remove the UroShield® device and store it safely ready for collection by the research team or sponsor. Individual participants, supported by their legal representative or family member and the clinical staff may decide to continue using the UroShield® beyond the end of the study. In this case, the device will be provided by the manufacturer free of charge to the participant for use with the specific participant, whilst retaining the participant's anonymity. Participants will be made aware that, should they wish to continue using the device after the study end, the consumable component of the UroShield® (actuator), which is changed every time the scheduled catheter change takes place will not be made available by the research team but will most likely only be available to them at the discretion of the manufacturer and/or by self-purchase.

EXHIBIT C
MILESTONES

Milestones for UroShield PRO Study

- Ensure that all requirements for IRB review and obtaining informed consent are met- - October 2023
- Finalize clinical protocol(s) – October 2023
- Finalize all study documentation – November 2023
    - Finalize contracts/third party agreements – December 2023
- Formulate Data Safety Monitoring Plan and Safety Officer or Board – Dec 2023 – January 2024
    - Finalize recruitment materials, surveys and data collection tools – October 2023 - January 2024
- IRB approval – January 2024
- Finalize data entry forms/system – January 2024
- Finalize training manuals and manuals of operations – November 2023 – January 2024
- Good Clinical Practice (GCP) and other relevant technical training of study staff – December 2023
- Training of staff on study protocol and procedures – January 2024
- Registration of clinical trial in ClinicalTrials.gov - February 2024

Anticipated dates of:

Pilot Study

- Start date for the Pilot Study – February 2024
- Completion of the Pilot Study – July 2024
- Report of the Pilot Study – September 2024

Full Study

- Commencement of the Full Study
- Enrollment of the first participant
- Enrollment of 25% of the target sample size
- Enrollment of 50% of the target sample size
- Enrollment of 75%% of the target sample size
- Enrollment of 100% of the target sample size
- Completion of the Full Study
- Report of the Full Study

- Completion of primary endpoint and secondary endpoint data analyses
- Completion of primary outcome paper
- Closeout plans/communication of results to sponsor
    - Communication of results to all participants and stakeholders
- Reporting of results for publication and in ClinicalTrials.gov
- Sharing of study data per NIH policies

SIGN NOW
UNIVERSITY OF MICHIGAN

signNow

Document History

SignNow E-Signature Audit Log

All dates expressed in MM/DD/YYYY (US)

Document name: AWD025406_Research Agreement UE
Document created: 10/30/2023 17:26:13
Document pages: 66
Document ID: 226d93252db64738a3ba95e0010d09cef2d2cf6d
Document Sent: 11/06/2023 15:45:25 UTC
Document Status: Signed
11/06/2023 16:04:00UTC

Sender: ppinchem@umich.edu
Signers: guest_signer_928552543413@no.reply
CC:

Client	Event	By	Server Time	Client Time	IP Address
SignNow SSO	Uploaded the Document	ppinchem@umich.edu	10/30/2023 17:26:13 pm UTC	10/30/2023 17:26:03 pm UTC	68.54.255.75
SignNow SSO	Viewed the Document	ppinchem@umich.edu	10/30/2023 17:26:38 pm UTC	10/30/2023 17:26:38 pm UTC	68.54.255.75
SignNow SSO	Document Saved	ppinchem@umich.edu	10/30/2023 17:28:56 pm UTC	10/30/2023 17:28:56 pm UTC	68.54.255.75
SignNow SSO	Invite Sent to: guest_signer_928552543413@no.reply	ppinchem@umich.edu	11/06/2023 15:45:26 pm UTC		10.50.98.169
SignNow SSO	Viewed the Document	guest_signer_928552543413@no.reply	11/06/2023 15:45:28 pm UTC	11/06/2023 15:45:28 pm UTC	97.90.252.75
SignNow SSO	Electronic Consent to Sign Granted	guest_signer_928552543413@no.reply	11/06/2023 15:45:44 pm UTC	11/06/2023 15:45:43 pm UTC	97.90.252.75
SignNow SSO	Added a Text	guest_signer_928552543413@no.reply	11/06/2023 16:04:00 pm UTC	11/06/2023 16:04:00 pm UTC	97.90.252.75
SignNow SSO	Signed the Document	guest_signer_928552543413@no.reply	11/06/2023 16:04:00 pm UTC	11/06/2023 16:04:00 pm UTC	97.90.252.75
SignNow SSO	Document Saved	guest_signer_928552543413@no.reply	11/06/2023 16:04:00 pm UTC	11/06/2023 16:04:00 pm UTC	97.90.252.75
SignNow SSO	Added a Text	guest_signer_928552543413@no.reply	11/06/2023 16:04:00 pm UTC	11/06/2023 16:04:00 pm UTC	97.90.252.75
SignNow SSO	Added a Text	guest_signer_928552543413@no.reply	11/06/2023 16:04:00 pm UTC	11/06/2023 16:04:00 pm UTC	97.90.252.75